Exhibit 99.1

La Rosa Holdings Corp. Reports Strong Q1 2025 Growth at Celebration, FL and
BF Prime, Puerto Rico Offices Driven by Increased Agent Count, Revenue, and
Transactions

Celebration, FL – May 7, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today announced strong growth for the first quarter ended March 31, 2025, at two of its fastest-growing brokerages: branch office of La Rosa Realty LLC (“Celebration office”) in Celebration, Florida, and BF Prime LLC (“BF Prime”) in Carolina, Puerto Rico.

At the Celebration office, the agent base expanded by 412 agents year-over-year in the first quarter of 2025. This growth drove a 101% year-over-year increase in transaction volume in the first quarter of 2025 and an 86% year-over-year increase in revenue to $3.4 million for the first quarter of 2025 compared to $1.8 million for the first quarter of 2024.

Similarly, BF Prime, which was acquired in August 2024, continues to exceed expectations. Since the acquisition, the office has added 55 new agents and reported a 900% increase in transaction volume year-over-year in the first quarter of 2025 and a 268% increase in revenue to $98 thousand for the first quarter of 2025 compared to $27 thousand for the fourth quarter of 2024.

Joe La Rosa, CEO of La Rosa, commented, “We are extremely proud of the outstanding performance from our Celebration and BF Prime offices. We believe that to see this level of growth in what is typically a seasonally softer quarter speaks volumes about the strength of our platform and our agents. It’s important to note that this growth reflects just a glimpse of the momentum we’re seeing across our entire network. We’re also excited about our expansion within the Latino community, which has been a significant driver of our success both in Florida and Puerto Rico. As this growth continues, we also look forward to further opportunities in Spain, where we’ve begun laying the groundwork for future expansion.”

“As we continue expanding into key markets and equipping our agents with innovative tools and support, we anticipate that this momentum will carry through 2025. Our strategy remains focused on scaling high-performing offices and leveraging our proprietary systems to enhance productivity and profitability. We expect continued organic growth and agent expansion as we execute our national and international footprint strategy,” concluded Mr. La Rosa.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is transforming the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa operates 26 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa also recently started its expansion into Europe, beginning with engagement of the area developer in Spain. Additionally, the Company has six franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com